As filed with the Securities and Exchange Commission on June 18, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSTRUCTION PARTNERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0758017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

290 Healthwest Drive, Suite 2 Dothan, Alabama	36303
(Address of Principal Executive Offices)	(Zip Code)

Construction Partners, Inc. 2018 Equity Incentive Plan

(Full title of the plan)

Gregory A. Hoffman

Senior Vice President and

Chief Financial Officer

290 Healthwest Drive, Suite 2

Dothan, Alabama 36303

Telephone: (334) 673-9763

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Greg R. Samuel

Rosebud Nau

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Construction Partners, Inc., a Delaware corporation (the “Registrant”), to register an additional 1,100,000 shares of the Registrant’s Class A common stock, par value $0.001 per share, for issuance under the Construction Partners, Inc. 2018 Equity Incentive Plan (as amended, the “Plan”). Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-224974) filed by the Registrant with the Securities and Exchange Commission on May 16, 2018 (the “Prior Registration Statement”) relating to the Plan, including reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The Prior Registration Statement is currently effective.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6. Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors and officers to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of a director or officer’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	of a director in respect of certain unlawful dividend payments or stock redemptions or repurchases;

•	for any transaction from which a director or officer derives an improper personal benefit; and

•	of an officer in any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, the amended and restated certificate of incorporation (the “Certificate”) of the Registrant provides that no director or officer shall be personally liable to the Registrant or any of its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or any other law of the State of Delaware. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders’ derivative suits on the Registrant’s behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate the rights of the Registrant or its stockholders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director or officer’s duty of care.

If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then, in accordance with the Certificate, the liability of the Registrant’s directors or officers to the Registrant or its stockholders will be eliminated or limited to the fullest extent authorized by the DGCL or any other law of the State of Delaware, as so amended. Any repeal or amendment of provisions of the Certificate limiting or eliminating the liability of directors or officers, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to further limit or eliminate the liability of directors or officers on a retroactive basis.

Indemnification

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The Certificate provides that the Registrant shall, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of the Registrant, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expenses, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Certificate shall be indemnified by the Registrant in connection with a proceeding initiated by such person only if such proceeding was authorized by the Registrant’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the Certificate is a contractual right that includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of any person covered by the Certificate, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Certificate or otherwise.

The rights to indemnification and advancement of expenses are not deemed to be exclusive of any other rights which any person covered by the Certificate may have or hereafter acquire under law, the Certificate, the amended and restated by-laws of the Registrant (the “By-Laws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the Certificate affecting indemnification rights, whether by the Registrant’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (to the extent permitted by applicable law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The Certificate also permits the Registrant, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by the Certificate.

The By-Laws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the Certificate. In addition, the By-Laws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by the Registrant within a specified period of time. The By-Laws also permit the Registrant to purchase and maintain insurance, at its expense, to protect the Registrant and/or any of its directors, officers, employees or agents, or another entity, trust or other enterprise, against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the By-Laws affecting indemnification rights, whether by the Registrant’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits the Registrant to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit Number

4.1	Form of Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-224174) filed on April 23, 2018).

4.2	Amended and Restated Certificate of Incorporation of Construction Partners, Inc., as amended through February 23, 2023 (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q (File No. 001-38479) filed on August 8, 2023).

4.3	Amended and Restated By-Laws of Construction Partners, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-38479) filed on November 9, 2022).

5.1*	Opinion of Haynes and Boone, LLP

10.1	Construction Partners, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-224174) filed on April 23, 2018).

10.2	First Amendment to the Construction Partners, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q (File No. 001-38479) filed on August 9, 2019).

10.3	Second Amendment to the Construction Partners, Inc. 2018 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-38479) filed on March 22, 2024).

23.1*	Consent of RSM US LLP

23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in signature page hereof)

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dothan, State of Alabama, on June 18, 2024.

CONSTRUCTION PARTNERS, INC.

By:	/s/ Gregory A. Hoffman
Name:	Gregory A. Hoffman
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory A. Hoffman and Fred J. (Jule) Smith, III, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred J. (Jule) Smith, III Fred J. (Jule) Smith, III	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2024

/s/ Gregory A. Hoffman Gregory A. Hoffman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 18, 2024

/s/ Todd K. Andrews Todd K. Andrews	Chief Accounting Officer (Principal Accounting Officer)	June 18, 2024

/s/ Ned N. Fleming, III Ned N. Fleming, III	Executive Chairman of the Board	June 18, 2024

/s/ Charles E. Owens	Vice Chairman of the Board	June 18, 2024
Charles E. Owens

/s/ Craig Jennings	Director	June 18, 2024
Craig Jennings

/s/ Mark R. Matteson	Director	June 18, 2024
Mark R. Matteson

/s/ Michael H. McKay	Director	June 18, 2024
Michael H. McKay

/s/ Stefan L. Shaffer	Director	June 18, 2024
Stefan L. Shaffer

/s/ Noreen E. Skelly	Director	June 18, 2024
Noreen E. Skelly